Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEWMONT GOLDCORP CORPORATION

Dated January 6, 2020

Newmont Goldcorp Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                  The name of the Corporation is Newmont Goldcorp Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 6, 2001 (the “Certificate of Incorporation”). The original name of the Corporation was Delta Holdco Corp. The Certificate of Incorporation was amended and restated and filed with the Secretary of State of the State of Delaware on April 17, 2019 (the “Amended and Restated Certificate of Incorporation”).

2.                  This Certificate of Amendment (the “Certificate of Amendment”) to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.                  Article First of the Amended and Restated Certificate of Incorporation is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

 First: The name of this Corporation is Newmont Corporation.

4.                  This Certificate of Amendment will become effective immediately upon filing in the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name and on its behalf by its duly authorized officer on this 6th day of January 2020.

/s/Logan Hennessey
Name: Logan Hennessey
Title: Vice President, Associate General Counsel & Corporate Secretary